Exhibit 99.1

Liberated Energy Announces First Order from Boston's Marina Bay

SOUTHAMPTON, NJ/ May 26, 2015/ Liberated Energy, Inc. (OTC Pink: LIBE) is pleased to announce it has received its first order for five units of its patented Guard Lite product  from Marina Bay on Boston Harbor.  This is the first of potentially several orders from its parent company, Marinas International, which operates twenty-six marinas across the United States.  Payment for the five units has been received and production has begun for delivery within six weeks.
Guard Lite New England, one of Liberated Energy's distributors, negotiated the sale.   Larry Belcamino, owner of Guard Lite NE stated, "We are very excited to be siting Guard Lites in such a beautiful, high traffic area here on Boston Harbor. We plan to make this quite the event, with over ninety businesses having expressed interest in seeing the product first hand. We even have a few local heroes like NHL's Rick "Nifty" Middleton and MLB's Hall of Fame candidate Luis Tiant getting involved with the Guard Lite's future from Boston to new green energy opportunities in Cuba."
"Obviously, we're very excited at the potential that this incredible product has in its first major market.   Our state of the art alternative energy and security product is second to none and is easily integrated in a progressive city such as Boston," stated Brian Conway, CEO of Liberated Energy. "I expect similar success from all of our distributors as they sell into their markets.  The sales will be booked in our third fiscal quarter or June 2015."
About Marina Bay on Boston Harbor
Marina Bay on Boston Harbor is located on picturesque Dorchester Bay just minutes east of the Neponset River and only seven miles south of downtown Boston's unmistakable skyline. This 686-slip marina, with access to some of northern New England's richest waters, provides value, convenience, and excellence. www.marinabayboston.com
About Marinas International
Marinas International is a full-service professional marina management company, specializing in both inland and coastal asset management. With more than three decades in the marina property management industry, our veteran team offers a comprehensive support system for our clients, providing consulting services, investment resources and marina operation solutions for their investment. Based in Dallas, Texas, Marinas International operates properties throughout the United States. Our experience is unsurpassed and our track record unmatched. In addition, Marinas International has been a pioneer in the marina industry, helping to establish trade organizations and drafting policies to advance the marina industry. www.marinasintl.com
About Liberated Energy, Inc.
Liberated Energy, Inc. is a diversified energy holding company delivering conventional and ecologically sound energy alternatives throughout North America.   For its customers, Liberated is an efficient alternative energy company.   For its shareholders, Liberated builds and acquires a diverse array of energy companies with revenues and proven operations.

Safe Harbor for Forward-Looking Statements:
This press release may contain forward-looking information. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
CONTACT:
Liberated Energy, Inc.
Two Coleman Court
Southampton, NJ 08088
Ph.: 888-761-8207
Fax: 856-767-3587
www.liberatedenergyinc.com